Exhibit 99.1


                                                             PRESS RELEASE
FOR RELEASE:  IMMEDIATELY                                    July 14, 2006



                 HOME FEDERAL BANCORP, INC. OF LOUISIANA
                    DECLARES QUARTERLY CASH DIVIDEND


Shreveport, La. - July 14, 2006 -- Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that its Board of Directors at their meeting on July 12, 2006, declared a quarterly cash dividend of $.06 per share on the common stock of the Company payable on August 14, 2006 to the shareholders of record at the close of business on July 26, 2006.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At March 31, 2006, the Company had $115.2 million of total assets, $85.1 million of total liabilities and $30.1 million of shareholders' equity. The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private
Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, (318) 222-1145
or
Clyde D. Patterson, (318) 222-1145